Exhibit 99.1
News Release

CONTACT: Michael Berman	FOR IMMEDIATE RELEASE
(312) 279-1496	July 19, 2010
ELS REPORTS SECOND QUARTER RESULTS
Continues Stable Core Performance
          CHICAGO, IL – July 19, 2010 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter and six months ended June 30, 2010.
     a) Financial Results
          For the second quarter 2010, Funds From Operations (“FFO”) were $27.1 million, or $0.76 per share on a fully-diluted basis, compared to $23.7 million, or $0.77 per share on a fully-diluted basis for the same period in 2009. For the six months ended June 30, 2010, FFO was $64.6 million, or $1.82 per share on a fully-diluted basis, compared to $61.6 million, or $2.01 per share on a fully-diluted basis for the same period in 2009.
          Net income available to common stockholders totaled $6.0 million, or $0.20 per share on a fully-diluted basis for the quarter ended June 30, 2010. This compares to net income available to common stockholders of $2.9 million, or $0.11 per share on a fully-diluted basis for the same period in 2009. Net income available to common stockholders totaled $21.1 million, or $0.69 per share on a fully-diluted basis for the six months ended June 30, 2010. This compares to net income available to common stockholders of $16.5 million, or $0.65 per share on a fully-diluted basis for the same period in 2009. See the attachment to this press release for a reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          Second quarter 2010 property operating revenues were $119.0 million, compared to $116.1 million in the second quarter of 2009. Our property operating revenues for the six months ended June 30, 2010 were $246.5 million, compared to $240.4 million for the six months ended June 30, 2009.
          For the quarter ended June 30, 2010, our Core property operating revenues increased approximately 1.8 percent and Core property operating expenses increased approximately 2.0 percent, resulting in an increase of approximately 1.5 percent to income from Core property operations over the quarter ended June 30, 2009. For the six months ended June 30, 2010, our Core property operating revenues increased approximately 1.5 percent and Core property operating expenses increased approximately 2.1 percent, resulting in an increase of approximately 0.9 percent to income from Core property operations over the six months ended June 30, 2009. See the attachment to this press release for a reconciliation of income from property operations.
          For the quarter ended June 30, 2010, the Company had 22 new home sales (including two third-party dealer sales), which represents a 4.8 percent increase as compared to the quarter ended June 30, 2009. Gross revenues from home sales were $1.9 million for the quarter ended June 30, 2010, compared to $1.7 million for the quarter ended June 30, 2009. For the six months ended June 30, 2010, the Company had 40 new home sales (including nine third-party dealer sales), which represents a 2.4 percent decrease as compared to the six months ended June 30, 2009. Gross revenues from home sales were $3.0 million for the six months ended June 30, 2010, compared to $2.9 million for the six months ended June 30, 2009.
     c) Balance Sheet
          Our average long-term secured debt balance was approximately $1.5 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 5.91 percent per annum. Interest coverage was approximately 2.5 times in the quarter ended June 30, 2010.
          On June 29, 2010, the Company exercised a one-year extension option on one of its unsecured lines of credit that was due to mature on June 29, 2010. Prior to the extension, the Company had two unsecured lines of credit with a maximum borrowing capacity of $350 million and $20 million, respectively, bearing interest at a per annum rate of LIBOR plus a maximum of 1.20% per annum and a 0.15% facility fee. The extension reduced the Company’s maximum borrowing capacity under the $350 million line of credit to $100 million and extended the expiration of the line of credit to June 29, 2011.
          During the quarter ended June 30, 2010, the Company closed on approximately $49.7 million of financing on two manufactured home communities with a weighted average interest rate of 7.14 percent per annum, maturing in 2020. The Company also closed on approximately $15.0 million of financing on one resort property with a stated interest rate of 6.50 percent per annum, maturing in 2020. The Company also paid off eight maturing mortgages totaling approximately $100.4 million, with a weighted average interest rate of 7.85 percent per annum. Additionally, one of the Company’s joint ventures, Voyager RV Resort, received financing proceeds of approximately $25.5 million with a stated rate of 6.50 percent per annum, maturing in 2020. The proceeds were used to pay off approximately $23.9 million of financing on the joint venture.
          The Company has approximately $77 million of secured mortgage debt that matures in the remainder of 2010, most of which we expect to pay off during the third quarter of 2010. In 2011, we have approximately $52 million of secured mortgage debt maturing, most of which we expect to pay off during the first six months of 2011.
     d) Guidance
          ELS management projects FFO per share, on a fully-diluted basis, to be in the range of $1.68 to $1.78 for the six months ended December 31, 2010. Income from Core property operations, excluding property management expenses, is expected to grow between 2.5 to 3.0 percent during the six months ended December 31, 2010 as compared to the same period in 2009. Income from Core property operations, excluding property management expenses, increased approximately 0.8 percent during the six months ended June 30, 2010 as compared to the same period in 2009.
          ELS management projects 2010 FFO per share, on a fully-diluted basis, to be in the range of $3.50 to $3.60 for the year ended December 31, 2010. The Company estimates 2010 Core property operating revenue will grow between 1.0 and 1.5 percent over 2009 and income from Core property operations, excluding property management expenses, is expected to grow between 1.5 to 2.0 percent over 2009.
          The Company’s guidance ranges acknowledge the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2010 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases on community and resort sites; iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, v) occupancy changes; and vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2010 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; iv) potential acquisitions, investments and dispositions; v) mortgage debt maturing during 2010; vi) changes in interest rates; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of 110,984 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on July 20, 2010.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;“and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Revenues:
Community base rental income	$64,601	$63,318	$129,023	$126,502
Resort base rental income	28,504	27,747	65,449	63,205
Right-to-use annual payments	12,889	12,702	25,074	25,597
Right-to-use contracts current period, gross	5,681	5,869	10,618	11,446
Right-to-use contracts, deferred, net of prior period amortization	(4,551)	(5,271)	(8,499)	(10,434)
Utility and other income	11,918	11,720	24,807	24,124
Gross revenues from home sales	1,947	1,737	2,994	2,948
Brokered resale revenues, net	242	199	481	385
Ancillary services revenues, net	133	418	1,196	1,574
Interest income	997	1,223	2,189	2,606
Income from other investments, net	1,484	1,866	2,661	4,389

Total revenues	123,845	121,528	255,993	252,342

Expenses:
Property operating and maintenance	46,998	45,565	90,452	87,569
Real estate taxes	8,326	8,235	16,640	16,691
Sales and marketing, gross	3,585	3,672	6,848	6,744
Sales and marketing, deferred commissions, net	(1,657)	(1,632)	(3,069)	(3,125)
Property management	7,793	7,730	16,533	16,434
Depreciation on real estate and other costs	16,940	17,143	33,863	34,542
Cost of home sales	1,728	1,647	2,887	3,764
Home selling expenses	455	640	932	1,712
General and administrative	5,548	6,216	11,224	12,373
Rent control initiatives	299	169	1,013	315
Depreciation on corporate assets	379	234	589	402
Interest and related amortization	22,989	25,026	46,756	49,576

Total expenses	113,383	114,645	224,668	226,997

Income before equity in income of unconsolidated joint ventures	10,462	6,883	31,325	25,345

Equity in income of unconsolidated joint ventures	559	475	1,400	2,378

Consolidated income from continuing operations	11,021	7,358	32,725	27,723

Discontinued Operations:
Discontinued operations	—	87	—	213
Loss from discontinued real estate	(54)	—	(231)	(20)

(Loss) income from discontinued operations	(54)	87	(231)	193

Consolidated net income	10,967	7,445	32,494	27,916

Income allocated to non-controlling interests:
Common OP Units	(928)	(501)	(3,360)	(3,295)
Perpetual OP Units	(4,039)	(4,040)	(8,070)	(8,073)

Net income available for Common Shares	$6,000	$2,904	$21,064	$16,548

Net income per Common Share – Basic	$0.20	$0.12	$0.70	$0.66
Net income per Common Share – Fully Diluted	$0.20	$0.11	$0.69	$0.65

Average Common Shares – Basic	30,412	25,163	30,358	25,055
Average Common Shares and OP Units – Basic	35,240	30,327	35,229	30,267
Average Common Shares and OP Units – Fully Diluted	35,506	30,693	35,471	30,609

Equity LifeStyle Properties, Inc.
(Unaudited)
Reconciliation of Net Income to FFO and FAD
(amounts in 000s, except for per share data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Computation of funds from operations:
Net income available for Common Shares	$6,000	$2,904	$21,064	$16,548
Income allocated to common OP Units	928	501	3,360	3,295
Right-to-use contract sales, deferred, net (1)	4,551	5,271	8,499	10,434
Right-to-use contract commissions, deferred, net(2)	(1,657)	(1,632)	(3,069)	(3,125)
Depreciation on real estate assets and other	16,940	17,143	33,863	34,542
Depreciation on unconsolidated joint ventures	303	314	608	640
Loss (gain) on real estate	54	(803)	231	(783)

Funds from operations (FFO)	$27,119	$23,698	$64,556	$61,551

Non-revenue producing improvements to real estate	(8,456)	(4,230)	(13,520)	(7,829)

Funds available for distribution (FAD)	$18,663	$19,468	$51,036	$53,722

FFO per Common Share – Basic	$0.77	$0.78	$1.83	$2.03
FFO per Common Share – Fully Diluted	$0.76	$0.77	$1.82	$2.01

FAD per Common Share – Basic	$0.53	$0.64	$1.45	$1.77
FAD per Common Share – Fully Diluted	$0.53	$0.63	$1.44	$1.76

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions.
Income from Property Operations Detail
(Amounts in thousands)

	Consolidated		Consolidated
	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Community base rental income	$64,601	$63,318	$129,023	$126,502
Resort base rental income	28,504	27,747	65,449	63,205
Right-to-use annual payments	12,889	12,702	25,074	25,597
Right-to-use contracts current period, gross	5,681	5,869	10,618	11,446
Utility and other income	11,918	11,720	24,807	24,124

Property operating revenues, excluding deferrals	123,593	121,356	254,971	250,874

Property operating and maintenance	46,998	45,565	90,452	87,569
Real estate taxes	8,326	8,235	16,640	16,691
Sales and marketing, gross	3,585	3,672	6,848	6,744

Property operating expenses, excluding deferrals	58,909	57,472	113,940	111,004

Income from property operations, excluding deferrals and Property management	64,684	63,884	141,031	139,870

Right-to-use contract sales deferred, net	(4,551)	(5,271)	(8,499)	(10,434)
Right-to-use contract commissions deferred net	1,657	1,632	3,069	3,125

Income from property operations, excluding Property management	61,790	60,245	135,601	132,561

Property management	7,793	7,730	16,533	16,434

Income from property operations	$53,997	$52,515	$119,068	$116,127

Equity LifeStyle Properties, Inc.
(Unaudited)
Total Common Shares and OP Units Outstanding:

	As Of	As Of
	June 30,	December 31,
	2010	2009
Total Common Shares Outstanding	30,677,708	30,350,745
Total Common OP Units Outstanding	4,742,435	4,914,040
Selected Balance Sheet Data:

	June 30,	December 31,
	2010	2009
	(amounts in 000s)	(amounts in 000s)
Net investment in real estate	$1,892,513	$1,908,447
Cash and cash equivalents	$151,805	$145,128
Total assets	$2,152,928	$2,166,319

Mortgage notes payable	$1,503,543	$1,547,901
Unsecured lines of credit	$—	$—
Total liabilities	$1,693,263	$1,711,892
Perpetual Preferred OP Units	$200,000	$200,000
Total equity	$259,665	$254,427
Summary of Total Sites as of June 30, 2010:

Sites
Community sites	44,200
Resort sites:
Annuals	20,600
Seasonal	8,900
Transient	9,900
Membership (1)	24,300
Joint Ventures (2)	3,100

111,000

(1)	Sites primarily utilized by approximately 108,000 members.

(2)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

Equity LifeStyle Properties, Inc.
(Unaudited)
Manufactured Home Site Figures and Occupancy Averages:(1)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Total Sites	44,232	44,231	44,232	44,232
Occupied Sites	39,819	39,939	39,827	39,962
Occupancy %	90.0%	90.3%	90.0%	90.3%
Monthly Base Rent Per Site	$540.79	$528.45	$539.97	$527.60
Core (2) Monthly Base Rent Per Site	$540.86	$528.59	$540.05	$527.74

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Home Sales:(1)(Dollar amounts in thousands)	2010	2009	2010	2009
New Home Sales Volume (3)	22	21	40	41
New Home Sales Gross Revenues	$657	$675	$1,081	$1,501

Used Home Sales Volume (4)	235	188	368	255
Used Home Sales Gross Revenues	$1,290	$1,062	$1,913	$1,447

Brokered Home Resale Volume	191	163	378	321
Brokered Home Resale Revenues, net	$242	$199	$481	$385

(1)	Results of continuing operations, excludes discontinued operations.

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2010 Core Portfolio includes all Properties acquired prior to December 31, 2008 and which have been owned and operated by the Company continuously since January 1, 2009. Core growth percentages exclude the impact of GAAP deferrals of membership sales and related commission.

(3)	The quarter and six months ended June 30, 2010, includes two and nine third-party dealer sales, respectively. The quarter and six months ended June 30, 2009, includes three and six third-party dealer sales, respectively.

(4)	The quarter and six months ended June 30, 2010, includes one and two third-party dealer sales, respectively. The quarter and six months ended June 30, 2009, includes three third-party dealer sales, respectively.
Net Income and FFO per Common Share Guidance on a fully diluted basis (unaudited):

	Six Months Ended
	December 31, 2010		Full Year 2010
	Low	High	Low	High
Projected net income (1)	$0.54	$0.64	$1.23	$1.33
Projected depreciation	0.98	0.98	1.95	1.95
Projected net deferral of right-to-use sales and commissions	0.16	0.16	0.32	0.32

Projected FFO	$1.68	$1.78	$3.50	$3.60

(1)	Due to the uncertain timing and extent of right-to-use sales and the resulting deferrals, actual net income could differ materially from expected net income.
Non-GAAP Financial Measures
          Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          We define FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.